Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124125 and 33-47209) of Avon Products, Inc. of our report dated June 28, 2005 relating to the financial statements of the Avon Personal Savings Account Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 29, 2005